EXHIBIT 10.6

TENNECO INC. 2006 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

______________________
Participant Name

Effective as of October 22, 2018 (the “Grant Date”), the Participant has been granted a Full Value Award under the Tenneco Inc. 2006 Long-Term Incentive Plan (the “Plan”) in the form of restricted stock units with respect to [Number of Awards Granted] shares of Common Stock (“Restricted Stock Units”). The Award is subject to the following terms and conditions (sometimes referred to as this “Award Agreement”) and the terms and conditions of the Plan as the same has been and may be amended from time to time. Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan.
1.Dividend Cash Amounts.  This Award contains the right to receive cash credits to a hypothetical bookkeeping account (a “Dividend Cash Account”) in respect of dividends paid with respect to shares of Common Stock in accordance with the following:

(a)
If a dividend with respect to shares of Common Stock is payable in cash, then, as of the applicable dividend payment date, the Participant’s Dividend Cash Account shall be credited with an amount (a “Dividend Cash Amount”) equal to (i) the cash dividend payable with respect to a share of Common Stock, multiplied by (ii) the number of Restricted Stock Units outstanding on the applicable dividend record date.

(b)
If a dividend with respect to shares of Common Stock is payable in shares of Common Stock, then, as of the applicable dividend payment date, the Participant’s Dividend Cash Account shall be credited with a Dividend Cash Amount in an amount equal to (i) the number of shares of Common Stock distributed in the dividend with respect to a share of Common Stock, divided by (ii) the Fair Market Value of a share of Common Stock on the dividend payment date, multiplied by (iii) the number of Restricted Stock Units outstanding on the applicable dividend record date.

The Dividend Cash Amounts credited to the Participant’s Dividend Cash Account shall be subject to the same vesting provisions as the Restricted Stock Units to which the Dividend Cash Amounts relate and shall be settled in accordance with Paragraph 3.  No Dividend Cash Amounts with respect to a Restricted Stock Unit shall be credited under this Award Agreement for any period after the Vesting Date (as defined in Paragraph 2) applicable to such Restricted Stock Unit.  Amounts credited to a Participant’s Dividend Cash Account shall not be credited with any investment earnings.
2.Vesting and Forfeiture of Restricted Stock Units and Dividend Cash Amounts.  All Restricted Stock Units and Dividend Cash Amounts credited to the Participant’s Dividend Cash Account shall be unvested unless and until they become vested and nonforfeitable in accordance with this Paragraph 2.  Subject to the terms and conditions of this Award Agreement and the Plan, one hundred percent (100%) of the Restricted Stock Units and associated Dividend Cash Amounts will vest on the third anniversary of the Grant Date (the “Vesting Date”)1, provided that the Participant is continuously employed by the Company or a Subsidiary through the Vesting Date.  Notwithstanding the foregoing:

1 Vesting schedule and early/accelerated vesting may differ by grant

(a)
if the Participant’s Termination Date occurs by reason of Total Disability (as defined below) or death, any unvested Restricted Stock Units that are outstanding on the Termination Date (and any associated Dividend Cash Amounts) shall immediately vest on the Termination Date and the Termination Date shall be the “Vesting Date” for purposes of this Award Agreement;

(b)
if the Participant’s Termination Date occurs by reason of Retirement (as defined below) after the first anniversary of the Grant Date, any unvested Restricted Stock Units that are outstanding on the Termination Date (and associated Dividend Cash Amounts) shall immediately vest on the Termination Date and the Termination Date shall be the “Vesting Date” for purposes of this Award Agreement; and

(c)
upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchange, all unvested Restricted Stock Units that are outstanding on the Change in Control (and associated Dividend Cash Amounts) shall immediately vest on the Change in Control and the Change in Control shall be the “Vesting Date” for purposes of this Award Agreement.

All Restricted Stock Units and associated Dividend Cash Amounts that are not vested upon the Participant’s Termination Date shall immediately expire and shall be forfeited and the Participant shall have no further rights with respect to such Restricted Stock Units or Dividend Cash Amounts.  In addition, this Award is subject to forfeiture if the Participant fails to accept the Award within the first twelve (12) months following the Grant Date in accordance with procedures established by the Company. In the event of forfeiture for any reason, the balance in the Participant’s Dividend Cash Account shall be reduced by the amount of any Dividend Cash Amounts that are forfeited. For purposes of this Award Agreement, (i) the term “Total Disability” means an event that results in the Participant being (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Subsidiaries and (ii) the term “Retirement” means the Participant’s termination of employment with the Company and its Subsidiaries, other than termination by the Company and its Subsidiaries for cause, which shall include the failure to meet the obligations required by the individual’s position (as determined in the reasonable discretion of the Committee), after the date on which the Participant attains (A) age 65 or (B) age 55 and has completed at least 10 years of service with the Company and its Subsidiaries.
3.Settlement and Payment.  Subject to the terms and conditions of this Award Agreement, Restricted Stock Units and associated Dividend Cash Amounts that have become vested in accordance with Paragraph 2 shall be settled as of the applicable Vesting Date.  The date on which settlement occurs is referred to as the “Settlement Date.” Unless otherwise determined by the Committee in accordance with the terms of the Plan, (a) settlement of the vested Restricted Stock Units on a Settlement Date shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each Restricted Stock Unit, plus an amount of cash equal to the Fair Market Value of any fractional Restricted Stock Unit being settled as of such Settlement Date and (b) settlement of the vested Dividend Cash Amounts on a Settlement Date shall be paid in a cash lump sum payment. Upon the settlement of any vested Restricted Stock Units such Restricted Stock Units shall be cancelled and upon payment of any Dividend Cash Amounts the balance in the Participant’s Dividend Cash Account shall be reduced by the amount paid to the Participant pursuant to subparagraph (b).

4.Withholding.  All Awards and distributions under the Plan, including this Award and any distribution in respect of this Award, are subject to withholding of all applicable taxes, and the delivery of any cash or other benefits under the Plan or this Award is conditioned on satisfaction of the applicable tax withholding obligations. Such withholding obligations may be satisfied, at the Participant’s election, (a) through cash payment by the Participant, (b) through the surrender of shares of Common Stock that the Participant already owns, or (c) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Plan; provided, however, that any withholding obligations with respect to any Participant shall be satisfied by the method set forth in subparagraph (c) of this Paragraph 4 unless the Participant otherwise elects in accordance with this Paragraph 4; and provided further that any withholding with respect to payments of Dividend Cash Amounts shall be satisfied by the method set forth in subparagraph (a) of this Paragraph 4. The amount withheld in the form of shares of Common Stock under this Paragraph 4 may not exceed the minimum statutory withholding obligation (based on the minimum statutory withholding rates for Federal and state purposes, including, without limitation, payroll taxes) unless otherwise elected by the Participant, in no event shall the Participant be permitted to elect less than the minimum statutory withholding obligation, and in no event shall the Participant be permitted to elect to have an amount withheld in the form of shares of Common Stock pursuant to this Paragraph 4 that exceeds the maximum individual tax rate for the employee in applicable jurisdictions.

5.Transferability.  This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

6.Heirs and Successors.  If any benefits deliverable to the Participant under this Award Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s Designated Beneficiary, in accordance with the provisions of this Award Agreement. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Company in such form and at such time as the Company shall require and in accordance with such rules and procedures established by the Company. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant.

7.Administration.  The authority to administer and interpret this Award and this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award and this Award Agreement as it has with respect to the Plan.  Any interpretation of this Award or this Award Agreement by the Committee and any decision made by it with respect to the Award or the Award Agreement is final and binding on all persons.

8.Addendum to Award Agreement. Notwithstanding any provision of this Award Agreement, if the Participant resides and/or works outside the United States of America (the “United States”, “U.S.” or “U.S.A.”), this Award shall be subject to the special terms and conditions set forth in the addendum to this Award Agreement (the “Addendum”) for the Participant’s country. Further, if Participant transfers residence and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). The Addendum shall constitute part of this Award Agreement.

9.Adjustment of Award. The number of Restricted Stock Units awarded pursuant to this Award may be adjusted by the Committee in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of the Restricted Stock Units.

10.Notices.  Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Committee or the Company at the Company’s principal offices, to the Participant at the Participant’s address as last known by the Company or, in any case, such other address as one party may designate in writing to the other.

11.Governing Law.  The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the State of Illinois and applicable federal law.

12.Amendments.  The Board may, at any time, amend or terminate the Plan, and the Committee may amend this Award Agreement, provided that, except as provided in the Plan, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Award Agreement prior to the date such amendment or termination is adopted by the Board or the Committee, as the case may be.

13.Award Not Contract of Employment.  The Award does not constitute a contract of employment or continued service, and the grant of the Award shall not give the Participant the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan or this Award Agreement, unless such right or claim has specifically accrued under the terms of the Plan and this Award Agreement.

14.Unfunded Obligation. The Dividend Cash Account shall not be funded, no trust, escrow or other provisions shall be established to secure payments and distributions due from the Dividend Cash Account and the Dividend Cash Account shall be regarded as unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Code. The Participant shall be treated as a general, unsecured creditor of the Company with respect to amounts credited to the Dividend Cash Account, and shall have no rights to any specific assets of the Company. Any amounts credited to the Dividend Cash Account will remain general assets of the Company and shall be payable solely from the general assets of the Company.

15.Severability.  If a provision of this Award Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms.  Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

16.Plan Governs.  The Award evidenced by this Award Agreement is granted pursuant to the Plan, and this Award and this Award Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Award Agreement by reference or are expressly cited.

17.Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

18.Special Section 409A Rules.  It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with section 409A of the Code. The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):

(a)
and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment or separation from service; and

(b)
the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

ACCEPTED:
PARTICIPANT:

TENNECO INC.:
By: /s/ Kaled Awada
Title: Senior Vice President and
Chief Human Resources Officer

___________________________________________
Acceptance Date

ADDENDUM TO RESTRICTED STOCK UNIT AWARD AGREEMENT
This Addendum to the Award Agreement includes additional terms and conditions that govern the Award if the Participant resides and/or works outside of the United States. If the Participant transfers to another country reflected in this Addendum, the additional terms and conditions for such country (if any) will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms as may be necessary or advisable to accommodate the Participant’s transfer). Capitalized terms not defined in this Addendum but defined the Award Agreement or the Plan shall have the same meaning as in the Award Agreement or the Plan.

ALL NON-U.S. COUNTRIES
1.Form of Settlement. Notwithstanding any provision in the Award Agreement to the contrary, if the Participant is resident or employed outside of the United States, the Company, in its sole discretion, may settle the Restricted Stock Units in the form of a cash payment to the extent settlement in shares of Common Stock: (a) is prohibited under local law; (b) would require the Participant, the Company and/or its Subsidiaries to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (or country of employment, if different); (c) would result in adverse tax consequences for the Participant, the Company or the Participant’s employer; or (d) is administratively burdensome. Alternatively, the Company, in its sole discretion, may settle the Restricted Stock Units in the form of shares of Common Stock but require the Participant to sell such shares of Common Stock immediately or within a specified period following the Participant’s Termination Date (in which case, this Addendum shall give the Company the authority to issue sales instructions on the Participant’s behalf).

2.Withholding. For purposes of the Award Agreement the following provision shall replace Section 5 of the Award Agreement in its entirety.
5. Withholding. Regardless of any action the Company and/or its Subsidiaries take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social contributions, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and its Subsidiaries (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the subsequent sale of any shares of Common Stock acquired and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.
Further, if the Participant becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Participant’s employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
Prior to the relevant taxable or tax withholding event, as applicable, if the Participant’s country of residence (and country of employment, if different) requires withholding of Tax-

Related Items, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Participant’s employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Participant’s employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) the Company may withhold a sufficient number of whole shares of Common Stock otherwise issuable upon settlement of the Restricted Stock Units that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld, in which case the cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items; (ii) the Participant’s employer may withhold the Tax-Related Items required to be withheld from the Participant’s regular salary and/or wages, or other amounts payable to the Participant; (iii) the Company (on the Participant’s behalf and at the Participant’s direction pursuant to this authorization) may sell a sufficient whole number of shares of Common Stock acquired upon settlement of the Restricted Stock Units, resulting in sale proceeds sufficient to pay the Tax-Related Items required to be withheld; and (iv) the Participant may be required to provide a cash payment to satisfy the Tax-Related Items.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates. If the obligation for Tax-Related Items is satisfied by withholding from the shares of Common Stock to be delivered upon settlement of the Award, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock subject to the Award, notwithstanding that a number of shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items. The Participant will have no further rights with respect to any shares of Common Stock that are retained by the Company pursuant to this provision.
The Participant agrees to pay to the Company or the Participant’s employer any amount of Tax-Related Items that the Company or the Participant’s employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares of Common Stock or proceeds from the sale of shares of Common Stock until arrangements satisfactory to the Company have been made in connection with the Tax-Related Items.
3.Compliance with Local Law. The Participant agrees to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of shares of Common Stock) if required by and in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with his or her personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

4.No Advice Regarding Grant. No employee of the Company or its Subsidiaries is permitted to advise the Participant regarding his or her participation in the Plan or the acquisition or sale of shares of Common Stock underlying the Restricted Stock Units. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors before taking any action related to the Plan.

5.Insider Trading; Market Abuse Laws. By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). The Participant acknowledges that, depending on the Participant’s or the Participant’s broker’s country of residence or where the shares of Common Stock are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws that may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock or rights linked to the value of shares of Common Stock during such times the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any restrictions and is advised to speak to his or her personal advisor on this matter.

6.English Language. If the Participant is in a country where English is not an official language, the Participant acknowledges and agrees that it is the Participant’s express intent that the Award Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Units, be drawn up in English. If the Participant has received the Award Agreement, the Plan or any other rules, procedures, forms or documents related to the Restricted Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

7.Not a Public Offering. Neither the grant of the Restricted Stock Units under the Plan nor the issuance of the underlying shares of Common Stock upon settlement of the Restricted Stock Units is intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.

8.Additional Requirements. The Company reserves the right to impose other requirements on the Award, any shares of Common Stock acquired pursuant to the Award and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable for legal or administrative reasons. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

9.Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company (and/or his or her employer, if applicable) holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, C.V. (or resume), wage history, employment references, social insurance number, resident registration number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax-related information, plan or benefit enrollment forms and elections, award or benefit statements, any shares of Common Stock or directorships in the Company, details of all awards or any other entitlements to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan including, but not limited to, the affiliates of the Company and/or the third party administrator engaged by the Company to administer the Plan, or any successor. These third party recipients may be located in the Participant’s country of residence (or employment, if different) or elsewhere, and the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s human resources representative.

The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.

The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s human resources representative. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s human resources representative.

Finally, the Company may rely on a different legal basis for the processing and/or transfer of Data in the future and/or request that the Participant provide another data privacy consent. If applicable and upon request of the Company or the Participant’s employer, the Participant agrees to provide an executed acknowledgment or data privacy consent form (or any other acknowledgments, agreements or consents) to the Company or the Participant’s employer that the Company and/or the Participant’s employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that the Participant will not be able to participate in the Plan if he or she fails to execute any such acknowledgment, agreement or consent requested by the Company and/or the Participant’s employer.

10.Nature of Grant. In accepting the grant of Restricted Stock Units, the Participant acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Committee at any time, as provided in the Plan and the Award Agreement;

(b)
the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)
all decisions with respect to future grants of Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an Award, the number of shares of Common Stock subject to an Award, and the vesting provisions applicable to the Award;

(d)
the grant of Restricted Stock Units and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Participant’s employer or any Subsidiary and shall not interfere with the ability of the Participant’s employer to terminate his or her employment or service relationship;

(e)	the Participant is voluntarily participating in the Plan;

(f)	the Restricted Stock Units and the shares of Common Stock subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(g)
the Restricted Stock Units, the shares of Common Stock subject to the Restricted Stock Units and the value of same, are an extraordinary item of compensation outside the scope of the Participant’s employment (and employment contract, if any) and is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)	the future value of the shares of Common Stock underlying the Restricted Stock Units is unknown, indeterminable and cannot be predicted with certainty;

(i)
unless otherwise determined by the Committee in its sole discretion, the Termination Date shall be effective from the date on which active employment or service ends and shall not be extended by any statutory or common law notice of termination period; the Committee or its delegate shall have the exclusive discretion to determine when the Termination Date occurs for purposes of this grant of Restricted Stock Units;

(j)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the Participant ceasing to have rights under or to be entitled to Restricted Stock Units, whether or not as a result of the Participant’s termination of employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Restricted Stock Units to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, its Subsidiaries or his or her employer;

(k)
the Participant acknowledges and agrees that neither the Company nor any Subsidiary shall be liable for any exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any shares of Common Stock acquired upon settlement.

11.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. The Participant also agrees that all online acknowledgements shall have the same force and effect as a written signature.

ALL EUROPEAN UNION (“EU”) COUNTRIES

1.EU Age Discrimination Rules. If the Participant is resident or employed in a country that is a member of the European Union, the grant of the Award and the Award Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Award Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

2.Data Privacy Information and Consent.

(a)
Data Collection and Usage. The Company and the Participant’s employer may collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.

(b)
Stock Plan Administration Service Providers. The Company transfers Data to Fidelity Stock Plan Services, LLC and its affiliated companies, an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(c)
International Data Transfers. The Company and its service providers are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company has certified under the EU-U.S. Privacy Shield Program and relies on it for its transfer of Data from European Union countries to the U.S. Elsewhere, its legal basis for the transfer of Data, where required, is the Participant’s consent.

(d)
Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

(e)
Voluntariness and Consequences of Consent Denial or Withdrawal. The Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s salary from or employment and career with the Participant’s employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant this Award of Restricted Stock Units or other equity awards to the Participant or administer or maintain such awards.

(f)
Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact his or her local human resources representative.

By accepting the Restricted Stock Units and indicating consent via the Company’s acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Finally, upon request of the Company or the Participant’s employer, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Participant’s employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Participant’s employer.

CHINA

The following provisions govern the Participant’s participation in the Plan if the Participant is a national of the People’s Republic of China (“China”) resident in mainland China, as determined by the Company in its sole discretion. Such provisions may also apply to non-PRC nationals, to the extent required by the Company or by the China State Administration of Foreign Exchange (“SAFE”).
1.Exchange Control Approval. The settlement of the Award is conditioned upon the Company securing all necessary approvals from the SAFE to permit operation of the Plan.

2.Shares of Common Stock Must Be Held with Designated Broker. All shares of Common Stock issued upon settlement of the Restricted Stock Units will be deposited into a personal brokerage account established with the Company’s designated broker (or any successor broker designated by the Company), on the Participant’s behalf. The Participant understands that the Participant generally may sell the shares of Common Stock at any time after they are deposited in such account, however, the Participant may not transfer the shares of Common Stock out of the brokerage account.

3.Mandatory Sale of Shares Following Termination Date. The Participant is required to sell all shares of Common Stock acquired upon settlement of the Restricted Stock Units no later than 90 days following the Participant’s Termination Date (or such earlier date as may be required by the SAFE), in which case, this Addendum shall give the Company the authority to issue sales instructions on the Participant’s behalf. If any shares of Common Stock remain outstanding on the 90th day following the Participant’s Termination Date (or such earlier date as may be required by SAFE), the Participant hereby directs, instructs and authorizes the Company to issue sale instructions on the Participant’s behalf.

The Participant agrees to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the shares of Common Stock (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. The Participant acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of shares of Common Stock at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the shares of Common Stock are sold, the sale proceeds, less any tax withholding, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to the Participant in accordance with applicable exchange control laws and regulations.
4.Exchange Control Restrictions. The Participant understands and agrees that, pursuant to local exchange control requirements, the Participant will be required immediately to repatriate to China the proceeds from the sale of any shares of Common Stock acquired under the Plan. The Participant further understands that such repatriation of proceeds may need to be effected through a special bank account established by the Company or its Subsidiaries, and the Participant hereby consents and agrees that proceeds from the sale of shares of Common Stock acquired under the Plan may be transferred to such account by the Company on the Participant’s behalf prior to being delivered to the Participant and that no interest shall be paid with respect to funds held in such account. The proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to the Participant in U.S. dollars, the Participant understands that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to the Participant in local currency, the Participant acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the net proceeds are converted into local currency and distributed to the Participant. The Participant further agrees to comply with any other requirements that may be imposed by the Company or its Subsidiaries in China in the future to facilitate compliance with exchange control requirements in China. The Participant acknowledges and agrees that the processes and requirements set forth herein shall continue to apply following the Participant’s termination.

5.Administration. Neither the Company nor any of its Subsidiaries shall be liable for any costs, fees, lost interest or dividends or other losses the Participant may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Plan, the Award Agreement and the Award in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

INDIA
No country-specific provisions.

UNITED KINGDOM
1.Withholding. The following provision shall supplement Section 2 of the “All Non-US Countries” portion of this Addendum:

The Participant hereby agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or (if different) his or her employer or by Her Majesty Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  The Participant also hereby agrees to indemnify and keep indemnified the Company and (if different) his or her employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Securities Exchange Act of 1934), the Participant may not be able to indemnify the Corporation or the Participant’s employer for the amount owed if the indemnification could be considered to be a loan. In this case, the amount which is owed and not collected or paid by the Participant within 90 days after the end of the UK tax year in which an event giving rise to the taxable event occurs may constitute an additional benefit to the Participant on which UK national insurance contributions may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Participant’s employer (as appropriate), the amount of any employee national insurance contributions due on this additional benefit, which may also be recovered from the Participant by any of the means referred to in the Plan or this Award Agreement.
2.    Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to the Award, whether or not as a result of termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Award. Upon the grant of the Award, the Participant will be deemed to have waived irrevocably any such entitlement.